Exhibit 99.01

Valero Energy Reports Second Quarter 2012 Results and
Plans to Pursue Separation of Retail Business

SAN ANTONIO, July 31, 2012 - Valero Energy Corporation (“Valero,” NYSE: VLO) today reported net income attributable to Valero stockholders from continuing operations of $831 million, or $1.50 per share, for the second quarter of 2012, compared to net income attributable to Valero stockholders from continuing operations of $745 million, or $1.30 per share, for the second quarter of 2011.

Valero also reported today that its Board of Directors authorized company management to pursue a separation of Valero’s retail business from the remainder of Valero. The company is currently reviewing several potential separation transactions, including a tax-efficient distribution of the retail business to Valero shareholders. Credit Suisse Securities (USA) LLC is advising Valero in connection with this process.

“After careful consideration, we believe a separation of our retail business from the remainder of Valero by way of a tax-efficient distribution will create operational flexibility within the businesses and unlock value for our shareholders,” said Valero Chairman and CEO Bill Klesse. “As independent companies, both retail and the remaining business will be better-positioned to focus on their industry-specific strategies.

“In addition, last week our Board of Directors increased our quarterly dividend from $0.15 per share to $0.175 per share, the highest level per split-adjusted share in company history. These actions clearly demonstrate our focus on increasing long-term shareholder value.”

Second quarter 2012 operating income was $1.4 billion versus $1.3 billion of operating income in the second quarter of 2011. The increase in operating income was primarily due to higher throughput margins in the U.S. Mid-Continent, U.S. West Coast, and North Atlantic refining regions combined with a 342,000 barrel-per-day increase in refinery throughput volume, mainly from the addition of the Pembroke and Meraux refineries. Partially offsetting the increase in operating income were lower U.S. Gulf Coast gasoline margins and smaller discounts for medium and heavy sour crudes.

During the second quarter, Valero completed major turnaround maintenance at its St. Charles and McKee refineries. Regarding the large growth projects, the Port Arthur hydrocracker is on track for mechanical completion in the third quarter and should achieve full operation during the fourth quarter of 2012. The St. Charles project should be mechanically complete at the end of 2012 with full operation in the second quarter of 2013.

“Our team has a rigorous plan to ensure an orderly and safe startup of these very large, complex, and high-pressure hydrocrackers,” Klesse said.

Valero’s retail segment reported record-high quarterly operating income of $172 million in the second quarter of 2012 versus $135 million of operating income in the second quarter of 2011. The increase in operating income was mainly due to higher fuel margins and volumes in U.S. retail.

Valero’s ethanol segment reported $5 million of operating income in the second quarter of 2012 versus $64 million in the second quarter of 2011. The decrease in ethanol operating income was mainly due to lower gross margins as excess industry ethanol inventories held margins at low levels. In July, Valero significantly reduced ethanol production rates as margins were negative due to rapidly rising corn prices and continued high inventories of ethanol.

Regarding cash flows in the second quarter of 2012, capital spending was $800 million, of which $106 million was for turnaround and catalyst expenditures. Valero returned $124 million of cash to shareholders in the second quarter with payments of $83 million in dividends on its common stock and $41 million to purchase 1.8 million shares. Valero also used $862 million to pay down debt and received $300 million from the reissuance of tax-exempt bonds, resulting in a net reduction of debt. Valero ended the second quarter with $1.3 billion in cash and temporary cash investments.

For the full-year 2012, Valero’s estimate for total capital spending, including turnaround and catalyst expenditures, is approximately $3.6 billion versus prior guidance of $3.5 billion. The increase in capital spending is mainly due to the acceleration of certain projects originally scheduled for completion in 2013. Valero expects total capital spending for 2013 to fall into a range of $2.0 billion to $2.5 billion, reflecting a significant decrease of $1.1 billion to $1.6 billion versus the 2012 estimate.

“After the hydrocrackers start up, the estimated contributions from these growth projects, combined with the expected decline in capital spending, should increase free cash flow,” concluded Klesse. “Our goal continues to be the creation of long-term shareholder value combined with maintaining our investment-grade credit rating.”

Valero’s senior management will hold a conference call at 11 a.m. ET (10 a.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site at www.valero.com.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 22,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. Approximately 6,800 retail and branded wholesale outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

Contacts
Investors: Ashley Smith, Vice President - Investor Relations, 210-345-2744
Media: Bill Day, Executive Director - Corporate Communications, 210-345-2928

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Statement of Income Data (a) (b):
Operating revenues (1)	$34,662	$31,293	$69,829	$57,601
Costs and expenses:
Cost of sales (c)	31,621	28,380	64,656	52,948
Operating expenses:
Refining	868	813	1,832	1,557
Retail	170	169	336	331
Ethanol	85	104	172	199
General and administrative expenses	171	151	335	281
Depreciation and amortization expense	386	386	770	751
Asset impairment loss (d)	—	—	611	—
Total costs and expenses	33,301	30,003	68,712	56,067
Operating income	1,361	1,290	1,117	1,534
Other income (expense), net	(5)	10	1	27
Interest and debt expense, net of capitalized interest	(74)	(107)	(173)	(224)
Income from continuing operations before income tax expense	1,282	1,193	945	1,337
Income tax expense	452	449	547	489
Income from continuing operations	830	744	398	848
Loss from discontinued operations, net of income taxes	—	(1)	—	(7)
Net income	830	743	398	841
Less: Net loss attributable to noncontrolling interest (e)	(1)	(1)	(1)	(1)
Net income attributable to Valero Energy Corporation stockholders	$831	$744	$399	$842
Net income attributable to Valero Energy Corporation stockholders (e):
Continuing operations	$831	$745	$399	$849
Discontinued operations	—	(1)	—	(7)
Total	$831	$744	$399	$842
Earnings per common share:
Continuing operations	$1.50	$1.31	$0.72	$1.49
Discontinued operations	—	—	—	(0.01)
Total	$1.50	$1.31	$0.72	$1.48
Weighted average common shares outstanding (in millions)	550	567	550	567
Earnings per common share – assuming dilution:
Continuing operations	$1.50	$1.30	$0.72	$1.48
Discontinued operations	—	—	—	(0.01)
Total	$1.50	$1.30	$0.72	$1.47
Weighted average common shares outstanding – assuming dilution (in millions)	555	574	556	573
Dividends per common share	$0.15	$0.05	0.30	0.10
Supplemental information:
(1) Includes excise taxes on sales by our U.S. retail system	$241	$227	$475	$441

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating income by business segment:
Refining (c) (d)	$1,364	$1,253	$1,245	$1,529
Retail	172	135	212	201
Ethanol	5	64	14	108
Corporate	(180)	(162)	(354)	(304)
Total	$1,361	$1,290	$1,117	$1,534
Depreciation and amortization expense by business segment:
Refining	$338	$339	$675	$655
Retail	29	27	56	55
Ethanol	10	9	20	18
Corporate	9	11	19	23
Total	$386	$386	$770	$751
Operating highlights:
Refining (a) (b):
Throughput margin per barrel (c)	$10.63	$11.41	$9.20	$10.70
Operating costs per barrel:
Operating expenses	3.59	3.86	3.86	3.89
Depreciation and amortization expense	1.40	1.61	1.43	1.64
Total operating costs per barrel (d)	4.99	5.47	5.29	5.53
Operating income per barrel	$5.64	$5.94	$3.91	$5.17
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude	390	450	420	412
Medium/light sour crude	609	418	582	395
Acidic sweet crude	136	128	104	100
Sweet crude	886	679	885	672
Residuals	215	293	192	271
Other feedstocks	122	105	133	121
Total feedstocks	2,358	2,073	2,316	1,971
Blendstocks and other	300	243	290	241
Total throughput volumes	2,658	2,316	2,606	2,212
Yields (thousand barrels per day):
Gasolines and blendstocks	1,294	1,054	1,243	1,005
Distillates	918	786	915	741
Other products (f)	469	487	468	476
Total yields	2,681	2,327	2,626	2,222

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VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Refining operating highlights by region (g):
U.S. Gulf Coast (a):
Operating income (c)	$637	$786	$872	$1,269
Throughput volumes (thousand barrels per day)	1,491	1,432	1,483	1,366
Throughput margin per barrel (c)	$9.50	$11.30	$8.21	$10.52
Operating costs per barrel:
Operating expenses	3.40	3.74	3.53	3.80
Depreciation and amortization expense	1.41	1.54	1.45	1.58
Total operating costs per barrel (d)	4.81	5.28	4.98	5.38
Operating income per barrel	$4.69	$6.02	$3.23	$5.14
U.S. Mid-Continent:
Operating income (c)	$444	$393	$698	$682
Throughput volumes (thousand barrels per day)	404	398	401	401
Throughput margin per barrel (c)	$17.61	$16.50	$15.72	$14.77
Operating costs per barrel:
Operating expenses	3.97	4.01	4.64	3.83
Depreciation and amortization expense	1.55	1.65	1.52	1.54
Total operating costs per barrel	5.52	5.66	6.16	5.37
Operating income per barrel	$12.09	$10.84	$9.56	$9.40
North Atlantic (b):
Operating income (loss)	$172	$(17)	$233	$39
Throughput volumes (thousand barrels per day)	473	207	467	208
Throughput margin per barrel	$8.01	$3.36	$6.84	$5.19
Operating costs per barrel:
Operating expenses	3.22	3.04	3.37	2.93
Depreciation and amortization expense	0.80	1.22	0.73	1.20
Total operating costs per barrel	4.02	4.26	4.10	4.13
Operating income (loss) per barrel	$3.99	$(0.90)	$2.74	$1.06
U.S. West Coast:
Operating income (c)	$111	$91	$53	$81
Throughput volumes (thousand barrels per day)	290	279	255	237
Throughput margin per barrel (c)	$10.95	$10.65	$8.96	$9.71
Operating costs per barrel:
Operating expenses	4.62	4.84	5.46	5.37
Depreciation and amortization expense	2.11	2.21	2.35	2.46
Total operating costs per barrel	6.73	7.05	7.81	7.83
Operating income per barrel	$4.22	$3.60	$1.15	$1.88

Operating income for regions above	$1,364	$1,253	$1,856	$2,071
Loss on derivative contracts related to the forward sales of refined product (c)	—	—	—	(542)
Asset impairment loss (d)	—	—	(611)	—
Total refining operating income	$1,364	$1,253	$1,245	$1,529

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VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Average market reference prices and differentials (h):
Feedstocks (dollars per barrel):
Brent crude oil	$108.95	$117.17	$113.64	$111.17
Brent less West Texas Intermediate (WTI) crude oil	15.51	14.68	15.48	12.95
Brent less Alaska North Slope (ANS) crude oil	(0.65)	2.15	(0.01)	3.04
Brent less Louisiana Light Sweet (LLS) crude oil	0.02	(0.79)	(0.91)	(0.32)
Brent less Mars crude oil	4.22	5.25	3.30	4.49
Brent less Maya crude oil	9.86	13.79	9.59	14.81
LLS crude oil	108.93	117.96	114.55	111.49
LLS less Mars crude oil	4.20	6.04	4.21	4.81
LLS less Maya crude oil	9.84	14.58	10.50	15.13
WTI crude oil	93.44	102.49	98.16	98.22

Natural gas (dollars per million British Thermal Units)	2.24	4.34	2.32	4.24

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
Conventional 87 gasoline less Brent	8.32	11.04	7.72	7.36
Ultra-low-sulfur diesel less Brent	14.65	12.27	14.44	12.86
Propylene less Brent	(10.39)	26.96	(11.44)	23.16
Conventional 87 gasoline less LLS	8.34	10.26	6.81	7.04
Ultra-low-sulfur diesel less LLS	14.67	11.49	13.53	12.54
Propylene less LLS	(10.37)	26.03	(12.35)	22.76
U.S. Mid-Continent:
Conventional 87 gasoline less WTI	27.33	26.38	22.80	21.14
Ultra-low-sulfur diesel less WTI	30.32	28.83	29.03	26.97
North Atlantic:
Conventional 87 gasoline less Brent	12.43	8.88	10.08	6.54
Ultra-low-sulfur diesel less Brent	16.11	13.96	15.99	14.63
U.S. West Coast:
CARBOB 87 gasoline less ANS	18.20	14.54	16.22	14.95
CARB diesel less ANS	15.09	19.21	16.69	19.96
CARBOB 87 gasoline less WTI	34.36	27.07	31.71	24.86
CARB diesel less WTI	31.25	31.74	32.18	29.87
New York Harbor corn crush (dollars per gallon)	(0.06)	0.07	(0.05)	0.07

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Retail - U.S.:
Operating income	$134	$87	$145	$106
Company-operated fuel sites (average)	998	995	998	994
Fuel volumes (gallons per day per site)	5,162	5,094	5,104	4,995
Fuel margin per gallon	$0.303	$0.204	$0.178	$0.142
Merchandise sales	$320	$323	$608	$606
Merchandise margin (percentage of sales)	30.1%	28.4%	29.8%	28.3%
Margin on miscellaneous sales	$22	$22	$46	$44
Operating expenses	$106	$103	$210	$201
Depreciation and amortization expense	$20	$18	$38	$37
Retail - Canada:
Operating income	$38	$48	$67	$95
Fuel volumes (thousand gallons per day)	3,117	3,182	3,107	3,208
Fuel margin per gallon	$0.285	$0.319	$0.271	$0.318
Merchandise sales	$65	$68	$123	$125
Merchandise margin (percentage of sales)	29.3%	29.8%	29.3%	29.8%
Margin on miscellaneous sales	$11	$11	$22	$22
Operating expenses	$64	$66	$126	$130
Depreciation and amortization expense	$9	$9	$18	$18
Ethanol:
Operating income	$5	$64	$14	$108
Production (thousand gallons per day)	3,352	3,397	3,415	3,340
Gross margin per gallon of production	$0.32	$0.57	$0.33	$0.54
Operating costs per gallon of production:
Operating expenses	0.28	0.33	0.28	0.33
Depreciation and amortization expense	0.03	0.03	0.03	0.03
Total operating costs per gallon of production	0.31	0.36	0.31	0.36
Operating income per gallon of production	$0.01	$0.21	$0.02	$0.18

			June 30,	December 31,
			2012	2011
Balance Sheet Data:
Current assets			$14,033	$15,972
Cash and temporary cash investments included in current assets			1,295	1,024
Inventories included in current assets (i)			5,443	5,623
Replacement cost (market value) of inventories in excess of LIFO carrying amounts			6,492	6,767
Current liabilities			10,798	12,708
Current portion of debt and capital lease obligations included in current liabilities			582	1,009
Debt and capital lease obligations, less current portion			6,460	6,732
Total debt			7,042	7,741
Valero Energy Corporation stockholders’ equity			16,577	16,423

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
The statement of income data and operating highlights for the refining segment and U.S. Gulf Coast region reflect the results of operations of our refinery in Meraux, Louisiana (Meraux Refinery), including related logistics assets, from the date of its acquisition on October 1, 2011. We acquired this refinery, inventories, and offsite logistics assets from Murphy Oil Corporation for $547 million.

(b)
The statement of income data and operating highlights for the refining segment and North Atlantic region reflect the results of operations of our refinery in Wales, United Kingdom (Pembroke Refinery), including the related marketing and logistics business, from the date of its acquisition on August 1, 2011. We acquired this business from a subsidiary of Chevron Corporation for $1.7 billion, net of cash acquired.

(c)
Cost of sales for the six months ended June 30, 2011 includes a loss of $542 million ($352 million after taxes) on commodity derivative contracts related to the forward sales of refined product. These contracts were closed and realized during the first quarter of 2011. This loss is reflected in refining segment operating income for the six months ended June 30, 2011, but throughput margin per barrel for the refining segment has been restated from the amount previously presented to exclude this $542 million loss ($1.35 per barrel). In addition, operating income and throughput margin per barrel for the U.S. Gulf Coast, the U.S. Mid-Continent and the U.S. West Coast regions for the six months ended June 30, 2011 have been restated from the amounts previously presented to exclude the portion of this loss that had been allocated to them of $372 million ($1.51 per barrel), $122 million ($1.68 per barrel), and $48 million ($1.11 per barrel), respectively.

(d)
In March 2012, we concluded our evaluation of strategic alternatives for our refinery in Aruba (Aruba Refinery) and announced that we would temporarily suspend the refinery’s operations by the end of March. Because of this decision, we analyzed the Aruba Refinery for potential impairment and concluded that the refinery’s net book value (carrying amount) of $945 million was not recoverable through the future operations and disposition of the refinery. We determined that the fair value of the Aruba Refinery was $350 million; therefore, we recognized an asset impairment loss of $595 million. In addition, we recognized an asset impairment loss of $16 million related to equipment associated with a permanently cancelled capital project at another refinery. The total asset impairment loss of $611 million ($605 million after taxes) is reflected in refining segment operating income for the six months ended June 30, 2012, but it is excluded from operating costs per barrel for the refining segment and U.S. Gulf Coast region.

(e)
We own a 50 percent interest in Diamond Green Diesel Holdings LLC (DGD) and have agreed to lend DGD up to $221 million to finance 60 percent of the construction costs of the plant, as described below.  We consolidate the financial statements of DGD due to our controlling financial interest in this entity.  The losses incurred by DGD that are attributable to the owner of the remaining interest are added back to net income to arrive at net income attributable to Valero. DGD is currently building a plant that will process animal fats, used cooking oils, and other vegetable oils into renewable green diesel. The plant is located next to our refinery in Norco, Louisiana (St. Charles Refinery).

(f)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, and asphalt.

(g)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Texas City, Houston, Three Rivers, St. Charles, Aruba, Port Arthur, and Meraux Refineries; U.S. Mid-Continent- McKee, Ardmore, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

(h)
Average market reference prices for Brent crude oil, along with price differentials between the price of Brent crude oil and other types of crude oil, have been included in the table of Average Market Reference Prices and Differentials. The table also includes price differentials by region between the prices of certain products and the benchmark crude oil that provides a relevant indicator of product margins for each region. We previously provided feedstock and product differentials based on the price of West Texas Intermediate (WTI) crude oil. However, the price of WTI crude oil no longer provides a reasonable benchmark price of crude oil for all regions. Beginning in late 2010, WTI crude oil began to price at a discount to benchmark sweet crude oils, such as Brent and Louisiana Light Sweet (LLS), because of increased WTI supplies resulting from greater U.S. production and increased deliveries of crude oil from Canada into the U.S. Mid-Continent region. We utilize Brent crude oil for price differentials because we believe it represents sweet crude oil prices for marginal refineries in the Atlantic Basin, and thus sets refined-product prices.

(i)	Inventories included in current assets consist of refinery feedstocks, refined products and blendstocks, ethanol feedstocks and products, convenience store merchandise, and materials and supplies.

Table Page 6